Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES:	FLIR Systems, Inc. (“Company”)
27700 SW Parkway Avenue
Wilsonville, Oregon 97070

Stephen M. Bailey (“Executive”)
16740 SW Pinot Place
Hillsboro, Oregon 97123

EFFECTIVE DATE: January 1, 2009

RECITALS:

The Company wishes to obtain the services of Executive for the duration of this Agreement, and the Executive wishes to provide his services for such period, all upon the terms and conditions set forth in this Agreement.

Therefore, in consideration of the mutual promises contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Base Salary” means regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

1.2 “Board” means the Board of Directors of the Company.

1.3 “Cause” means Executive committed any one or more of the following: (i) willful gross misconduct in the performance of any material duties under this Agreement that results in material damage to the Company, and if such misconduct is susceptible of cure, the failure to effect such cure within thirty (30) days after written notice from the Board and/or the Company’s Chief Executive Officer of such misconduct is given to Executive; (ii) material use of alcohol or illegal drugs which materially interferes with the performance of Executive’s duties hereunder and materially damages the Company; (iii) theft, embezzlement, fraud, misappropriation of funds, other willful acts of dishonesty or the willful and material violation of any material law, ethical rule or fiduciary duty relating to Executive’s employment by the Company that materially damages the Company; (iv) a felony or any act involving moral turpitude; (v) the willful and material violation of any confidentiality or proprietary rights agreement between Executive and the Company that materially damages the Company; or (vi) the willful and material violation of Company policy or procedure, or breach of any material provision of this Agreement, that materially damages the Company, and if such violation or breach is susceptible of cure, the failure to effect such cure within thirty (30) days after written notice from the Board and/or Chief Executive Officer of such violation or breach is given to Executive.

1.4 “Change of Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, as determined in accordance with this Section 1.4. In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:

(a) A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(v).

(b) A “change in the effective control” of the Company shall occur on the date on which a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vi).

(c) A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vii)(B).

1.5 “Disability” means for purposes of Sections 4.5 and 4.6, the inability of Executive to perform his duties under this Agreement, with or without reasonable accommodation, because of physical or mental incapacity for a continuous period of five (5) months, as determined by the Board.

ARTICLE II

EMPLOYMENT, DUTIES AND TERM

2.1 Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive as Senior Vice President, Finance and Chief Financial Officer, and Executive accepts such employment.

2.2 Duties. Executive shall devote his full-time and best efforts to the Company and to fulfilling the duties of Chief Financial Officer, which shall include such duties as may from time to time be assigned him by the Board and Chief Executive Officer, provided that such duties are reasonably consistent with Executive’s education, experience and background. Executive shall comply with the Company’s policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail. Executive shall also be permitted to serve on outside boards, commissions and partnerships to the extent such service does not conflict with the provisions of this Agreement.

2.3 Term. The term of this Agreement shall be until January 1, 2011, unless earlier terminated in accordance with Article IV. This Agreement may be extended by mutual agreement of the parties.

ARTICLE III

COMPENSATION AND EXPENSES

3.1 Base Salary. For all services rendered under this Agreement during the term of Executive’s employment, the Company shall pay Executive a minimum annual Base Salary of $400,000; provided, however, that notwithstanding that Executive has a contractual right, pursuant to the Employment Agreement between Executive and the Company, dated as of February 27, 2008, to a minimum annual Base Salary of $400,000 for 2009, Executive has agreed to receive a salary of $370,000 for a portion of 2009 beginning on January 1, 2009 and ending on a date during 2009 that is chosen by the Executive acting in his discretion. In the event that salary adjustments for the Company’s executive officers in 2009 are implemented on a retroactive basis, Executive’s Base Salary will also be adjusted, on a retroactive basis to January 1, 2009, to $400,000.

3.2 Bonus. Executive shall be eligible for bonuses, incentive payments and other awards as determined by the Board or the Compensation Committee of the Board (the “Committee”) in accordance with the FLIR Systems, Inc. 2007 Executive Bonus Plan then in effect, as amended from time to time.

3.3 Equity Awards. Executive shall annually be eligible for grants of equity awards as determined by the Board. All such grants, including all past and future grants, shall be subject to the terms and conditions set forth in the grant agreements between Executive and the Company associated with each such grant. In the event of any inconsistency between this Agreement and the grant agreements, the terms and conditions of the grant agreements shall take precedence.

3.4 Personal Time Off. Executive shall earn personal time off during the term of his employment in accordance with the Company’s policies regarding paid time off that are applicable to the Company’s executive officers.

3.5 Benefits. Executive shall be eligible to participate in all Company-sponsored health and welfare benefit plans as made available to other executives of the Company and notwithstanding any provision herein to the contrary, following termination for a reason other than Cause the Company will pay Executive’s COBRA premiums for continuation of coverage in any Company-sponsored group health benefit plans for Executive and any of Executive’s dependents eligible to participate in the plans until the earliest of (a) 18 months, (b) such time as Executive obtains comparable benefits through employment or otherwise and (c) age 65.

3.6 Supplemental Employee Retirement Plan. The Company shall make all contributions to its Supplemental Employee Retirement Plan (“SERP”) on behalf of Executive for each plan year in accordance with the SERP then in effect, as amended from time to time.

3.7 Business Expenses. The Company shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all ordinary and necessary business expenses reasonably incurred by Executive in performing his duties as an employee of the Company, provided that Executive accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company.

3.8 Taxes and Withholding. All amounts payable to Executive under this Agreement shall be net of amounts required to be withheld by law. To the extent there is any tax consequence to Executive in connection with payment for work between two states, Executive’s Base Salary shall be grossed up to cover the tax consequence to Executive.

ARTICLE IV

EARLY TERMINATION

4.1 Early Termination. This Article sets forth the terms for early termination of this Executive’s employment with the Company.

4.2 Termination for Cause. The Company may terminate this Agreement and Executive’s employment for Cause immediately upon written notice from the Board and/or the Company’s Chief Executive Officer to Executive. In the event of termination for Cause pursuant to this Section 4.2, Executive shall be paid Executive’s Base Salary through the date of termination at the rate then in effect, and (without regard to any language that may be inconsistent in any option grant) for any option granted on or after the date of this Agreement Executive shall have the lesser of three (3) months from such termination or the remaining option term in which to exercise his vested stock options.

4.3 Termination Without Cause. Either Executive or the Company may terminate this Agreement and Executive’s employment without Cause on no less than thirty (30) days written notice from or to the Chief Executive Officer. In the event Executive terminates his employment without Cause pursuant to this Section 4.3, Executive shall be paid his base salary through the date of termination. In the event the Company terminates the Executive’s employment without Cause pursuant to this Section 4.3 except for a termination described in section 4.4, the Company shall pay to Executive: (i) continuation of Executive’s Base Salary in effect at the time of termination for a period of eighteen (18) months or for the duration of the remaining term of the Agreement, whichever is greater, in accordance with the Company’s regular payroll practices; (ii) all equity awards granted to Executive shall immediately vest; and (iii) Executive shall be entitled to an annual bonus (in lieu of any bonus for the year of termination otherwise set forth in Section 3.2) in an amount not less than sixty percent (60%) of one (1) year’s Base Salary, which amount shall be paid promptly at termination.

4.4 Termination in Connection with Transition. In the event Executive’s employment terminates at a time when a successor as Chief Financial Officer has been identified who will assume such office immediately following the termination of the Executive’s employment, the following provisions shall apply:

(d) The Executive shall be paid his Base Salary through the date of termination.

(e) The Executive shall be eligible to receive a prorated Performance Award under the Company’s annual incentive plan in effect for the year in which such a termination occurs. The amount of the Performance Award payable in any such year shall be calculated as follows:

(i) The calculation of Executive’s Performance Award shall be based on his Target Award which will accrue at the rate of 25% per quarter and be payable based on the number of full or partial quarters in which Executive is employed by the Company. The Target Award will be determined annually by the Committee.

(ii) The actual Performance Award shall be adjusted 7% upward or downward for each $0.01 earnings per share (EPS) achievement over or under the Company’s EPS target through the quarter in which Executive’s employment terminates.

(iii) The Company’s quarterly EPS targets will be determined annually by the Committee.

(iv) Example: Executive’s employment terminates on August 31, 2009. Assuming Company’s EPS performance through the third quarter is a $0.03 improvement over the Company’s EPS target through three quarters, the prorated Target Award (Target Award X .75) shall be adjusted upward by a factor of 1.21 ($0.03 X 7%).

The prorated Performance Award payable under this Section 4.4(b), if any, shall be paid as soon as is practicable following the Executive’s termination and the determination, in the ordinary course, of the Company’s performance for the relevant Performance Period; provided, however, that in all events, any such prorated Performance Award will be paid no later than March 15th of the year following the year in which the termination takes place.

Capitalized terms in this Section 4.4(b) are defined terms in the Company’s 2007 Executive Bonus Plan.

Any Performance Award made under this Section 4.4(b) is not considered Compensation as defined in the SERP.

4.5 Termination Following Change of Control. If a Change of Control occurs during the term of this Agreement and either (i) Executive’s employment is terminated by the Company for a reason other than Cause within sixty (60) days before the Change of Control or one hundred eighty (180) days after the Change of Control or (ii) Executive terminates his employment due to Good Reason by delivery of a notice to the Company within one hundred eighty (180) days after the Change of Control setting forth the conditions that constitute Good Reason, then Executive will be entitled to the benefits provided in this Section 4.5 in lieu of any benefits otherwise payable under Sections 4.3, 4.4 or 4.6; provided that Executive shall not be entitled to such benefits if such termination is due to Executive’s death or Disability. As used in this paragraph, Good Reason means, without Executive’s express written consent, the occurrence of any of the following conditions: (i) a material reduction in Executive’s base compensation; (ii) a material diminution in Executive’s authority, duties, or responsibilities; or (iii) a relocation of Executive’s primary employment duties by more than 50 miles; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless Executive provides notice to the Company of the existence of such condition not later than the earlier to occur of (A) 90 days after the initial existence of such condition and (B) 180 days after the date of the Change of Control, and the Company shall have failed to remedy such condition within 30 days after receipt of such notice.

In the event Executive becomes eligible for benefits under this Section 4.5, Executive will receive (i) any benefits to which Executive is entitled pursuant to and in accordance with the terms of any plan of the Company then in effect and any existing contract between Executive and the Company, and (ii) the following benefits, conditioned upon Executive signing a release of claims in a form reasonably satisfactory to the Company not later than twenty-one (21) calendar days after the date of Executive’s termination:

(a) Executive’s unvested equity awards will immediately vest and become exercisable; and

(b) a lump sum payment in an amount equal to Executive’s Cash Compensation received by Executive from the Company for the two (2) most recent taxable years ending before the date upon which the Change of Control occurred, payable upon the latest of (i) thirty (30) calendar days from the date Executive’s employment terminates, (ii) thirty (30) calendar days from the date of the Change of Control or (iii) the expiration of any applicable revocation period under the release, but in no event later than March 15th of the year following the year in which the termination of employment occurs. As used in this paragraph, Cash Compensation means Executive’s Base Salary and Performance Award payment, in each case including any amounts deferred in the Company’s 401(k) plan and deferred compensation plan.

Notwithstanding any other provision of this Agreement, if any payment or benefit Executive would receive pursuant to a Change of Control of the Company (each a “Payment” and collectively the “Payments”) could constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall reduce the Payments so that the maximum amount of the Payments shall be One Dollar ($1.00) less than the amount that would cause the Payments to be subject to the excise tax imposed by Section 4999 of the Code.

If a reduction in Payments is necessary under Section 4.5, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments and then cancellation of accelerated vesting of equity awards. A nationally recognized, independent accounting firm selected by the Company shall perform the calculations required by this Agreement. The Company shall bear all reasonable expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with supporting documentation, to the Company and Executive promptly after the date on which Executive’s right to a Payment is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company, including a reasonable time prior to the Payment trigger date. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Executive and the Company.

4.6 Termination in the Event of Death or Disability. In the event Executive’s employment terminates as a result of the death or Disability of Executive, the following provisions shall apply:

(a) In the event of Executive’s death, the Company shall pay all accrued wages owing through the date of termination, plus an amount equal to one year’s Base Salary. Such amount shall be paid (1) to the beneficiary or beneficiaries designated in writing to the Company by Executive, (2) in the absence of such designation, to the surviving spouse, or (3) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive’s estate. The amount shall be paid as a lump sum as soon as practicable following the Company’s receipt of notice of Executive’s death but in no event later than December 31 of the year of death if Executive dies between January 1 and October 31. If Executive dies in November or December, such payment shall be made in January of the year following the year of death.

(b) In the event of Disability, Base Salary shall be paid through the final day of the fifth (5 th) month referenced in the definition of “Disability.”

4.7 Entire Termination Payment. The compensation provided for in this Article IV shall constitute Executive’s sole remedy for early termination of Executive’s employment. Executive shall not be entitled to any other termination or severance payment which may be payable to Executive under any other agreement between Executive and the Company or under any policy in effect at, preceding or following the date of termination except that, in the event that Executive’s employment terminates for any reason, the vested benefits accrued under tax-qualified retirement plans, if any, and the Supplemental Executive Retirement Plan (SERP) will be paid as such plans are ordinarily payable upon a termination of employment.

ARTICLE V

CONFLICT OF INTEREST

5.1 During the term of employment with the Company, Executive will engage in no activity or employment which may conflict with the interests of the Company, and will comply with the Company’s policies and guidelines pertaining to business conduct and ethics.

ARTICLE VI

GENERAL PROVISIONS

6.1 Successors and Assigns. Except as otherwise provided in Article VI, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it shall not be assigned by Executive.

6.2 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth at the beginning of this Agreement (if to Company, to the attention of the General Counsel). Either party may change its address, by notice to the other party given in the manner set forth in this Section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the third (3rd) business day thereafter or when it is actually received, whichever is sooner.

6.3 Caption. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

6.4 Governing Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Oregon, without regard to its choice of laws provisions.

6.5 Mediation. In the case of any dispute arising under this Agreement which cannot be settled by reasonable discussion, the parties agree that, prior to commencing any proceeding, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one-half ( 1/2) of the mediator’s fees and expenses and shall pay all of its own attorneys’ fees and expenses related to the mediation. This Section 6.5 shall not apply to any action to enforce Executive’s obligations under a confidentiality or proprietary rights agreement.

6.6 Indemnification. If Executive is made a party or identified as a witness to any threatened or pending action, suit, or proceeding (whether civil, criminal, administrative or investigative) in any matter concerning or relating to Executive’s service to or actions or omissions on behalf of the Company as an employee or agent thereof, then the Company shall, to the maximum extent permitted by law, and in addition to any such right granted to or available to Executive under the Company’s Charter, By-Laws or standing or other resolutions or agreements, defend, indemnify and hold Executive harmless against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement. The Company shall, upon Executive’s request, promptly advance or pay any amounts for reasonable costs, charges, or expenses (including any legal fees and expenses incurred by Executive) subject to indemnification hereunder or in furtherance of such right, subject to a later determination as to Executive’s ultimate right to receive indemnification. Executive’s right to indemnification will survive until the expiration of all applicable statutes of limitations, without regard to the earlier cessation of Executive’s employment or any termination or expiration of this Agreement.

6.7 Attorney Fees. In the event of any suit, action or arbitration to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its attorney fees, costs and out-of-pocket expenses at trial and on appeal.

6.8 Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.9 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

6.10 Modification. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

6.11 Section 409A. Any reimbursement of expenses under this Agreement (including, for example, under Section 3.7) shall occur not later than March 15 of the year following the year in which the expense was incurred. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. In the event Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of the termination of Executive’s employment, any payments on termination due hereunder (other than accrued salary and vacation pay) which are considered deferred compensation and are payable during the six (6) month period beginning on Executive’s termination will be deferred and paid, together with interest at eight percent (8%), in a lump sum six (6) months and one (1) day after the date of termination (or, if earlier, upon Executive’s death).

It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Executive under Section 409A of the Code and any guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, applied and (to the minimum extent necessary) amended so that it does not fail to meet, and is operated in accordance with, the requirements of that Section. Any reference in this Agreement to Section 409A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to that Section by the U.S. Department of the Treasury or the Internal Revenue Service.

6.12 Entire Agreement. Except as set forth in Section 3.3, this Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this Agreement.

6.13 Status of Prior Executive Employment Agreement. The parties acknowledge that this Agreement constitutes an amendment and restatement of the prior Executive Employment Agreements between the Executive and the Company, with effective dates of January 1, 2007 and January 1, 2008, and does not effect a termination of such prior Agreements.

6.14 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Signed this 6th day of May, 2009.

STEPHEN M. BAILEY	FLIR SYSTEMS, INC.

/s/ Stephen M. Bailey	By:	/s/ Angus L. Macdonald
	Title:	Chairman of the Compensation Committee